UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                     Commission File No. 1-14910


                            Gouverneur Bancorp, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           42 Church Street, Gouverneur, New York 13642 (315) 287-2600
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, par value $0.01
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(i)  [X]
         Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(ii) [ ]         Rule 12h-3(b)(2)(ii) [ ]
                                          Rule 15d-6           [ ]

         Approximate number of holders of record as of the certification or notice date: 232

         Pursuant to the requirements of the Securities Exchange Act of 1934, Gouverneur Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  October 6, 2008                 By: /s/ Richard F. Bennett
                                           -------------------------------------
                                           Richard F. Bennett
                                           President and Chief Executive Officer